Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-179813 and 333-179814) of Kinder Morgan Management, LLC of our report dated February 21, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is May 3, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Kinder Morgan Management, LLC, dated May 3, 2012, and of our report dated February 17, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is April 30, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting of Kinder Morgan Energy Partners, L.P., which appears in Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K, which is included as Exhibit 99.2 in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 3, 2012